RAKESH SACHDEV JOINS
REGAL BELOIT CORPORATION’S BOARD OF DIRECTORS

July 19, 2007 (Beloit, WI):  Regal Beloit Corporation (NYSE: RBC) announced today that Mr. Rakesh Sachdev has joined the Company’s Board of Directors as a Class “C” Director.

Mr. Sachdev, 51, is senior vice president and president of Asia Pacific, ArvinMeritor, Inc.  He is responsible for managing existing customer relationships, developing new business and running ArvinMeritor’s operations in China, India, Australia, Japan, Korea, Singapore, Thailand, Indonesia, Malaysia, the Philippines and Vietnam.

Mr. Sachdev has served in a number of management roles with ArvinMeritor, including vice president and general manager for the global trailer products and Worldwide Braking Systems groups of the Commercial Vehicle Systems (CVS) business unit, vice president and controller, interim chief financial officer and senior vice president of Strategy and Corporate Development for ArvinMeritor.  Mr. Sachdev joined ArvinMeritor in 1999 after more than 18 years of senior management experience with Cummins Engine Company.

Sachdev is a graduate of the Indian Institute of Technology in New Delhi, India, with a bachelor’s degree in mechanical engineering.  He holds a Master of Business Administration degree in finance from Indiana University, as well as a Master of Science degree in mechanical engineering from the University of Illinois.

“We are extremely pleased to have Mr. Sachdev join our Board.  His global experience in business, business strategy, corporate development and technology will be a great asset to us as we continue to execute our growth strategy,” stated Henry W. Knueppel, Regal Beloit Corporation’s Chairman and Chief Executive Officer.

Regal Beloit Corporation a leading manufacturer of electrical and mechanical motion control and power generation products serving markets throughout the world. Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout North America and in Mexico, Europe and Asia.

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Corporate Offices
200 State Street ● Beloit, WI 53511-6254
608-364-8808 ● Fax: 608-364-8818
Website: www.regal-beloit.com